Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 of Freightos Limited for the registration of up to 14,850,000 ordinary shares issuable upon the exercise of warrants, and the resale by certain selling shareholders of up to 42,247,671 ordinary shares and up to 9,045,549 warrants, and to the incorporation by reference therein of our report dated March 21, 2024, with respect to the consolidated financial statements of Freightos Limited included in its Annual Report (Form 20-F) for the year ended December 31, 2023 filed with the Securities and Exchange Commission.

June 18, 2024	/s/ KOST FORER GABBAY & KASIERER

Haifa, Israel	A Member Firm of EY Global